Exhibit 99.1

                                News Release

TESCO Corporation Reports Fourth Quarter 2016 Results

•	Revenue grows 16% to $35.3 million showing first sequential quarterly increase in 10 quarters

•	Reported U.S. GAAP diluted EPS was a loss of $(0.43) on a net loss of $20.1 million and adjusted EPS was a loss of $(0.28) on an adjusted net loss of $13.3 million, excluding $0.15 in special charges

•	Adjusted EBITDA loss was $4.4 million for the fourth quarter, compared to a loss of $9.1 million for the third quarter

•	Cash increases to $91.5 million at December 31, 2016 as operating cash flow improves to $3.5 million and free cash flow improves to $2.1 million

HOUSTON, February 28, 2017 -- TESCO Corporation ("TESCO" or the "Company") (NASDAQ: TESO) today reported fourth quarter 2016 financial and operating results.

Fourth Quarter Operating Results

Fernando Assing, TESCO's Chief Executive Officer, commented, "We are encouraged by our improved sequential financial performance as activity levels respond to higher commodity prices and rig count. However, we remain cautious as we recognize that 2017 will still present challenges in international and offshore markets as well as increasing cost escalation risks and limited pricing power in North America."

TESCO reported revenue of $35.3 million for the fourth quarter ended December 31, 2016, up from $30.4 million, or 16% in the third quarter of 2016, and down from $52.2 million, or 32% for the fourth quarter of 2015. The sequential increase in revenue was primarily from higher aftermarket part sales and increased activity in both U.S. land and offshore tubular services markets.

TESCO reported a U.S. GAAP net loss of $20.1 million, or $(0.43) per diluted share, for the fourth quarter ended December 31, 2016. Adjusted net loss for the quarter was $13.3 million, or $(0.28) per share, excluding special items, consisting primarily of several charges related to receivables and restructuring costs. This compares to a U.S. GAAP net loss of $22.1 million, or $(0.48) per diluted share in the third quarter of 2016, and a U.S. GAAP net loss of $78.1 million, or $(2.00) per diluted share, for the fourth quarter of 2015. Adjusted net loss in the third quarter of 2016 was $17.3 million, or $(0.37) per diluted share, and in the fourth quarter of 2015 was $13.4 million, or $(0.33) per diluted share.

Adjusted EBITDA loss was $4.4 million for the fourth quarter compared to adjusted EBITDA loss of $9.1 million in the third quarter of 2016, an improvement of 52%. Fourth quarter 2016 U.S. GAAP operating loss was $18.9 million and adjusted operating loss was $13.1 million, which excludes the impact of $5.8 million of pre-tax charges. This compares to the third quarter 2016 U.S. GAAP operating loss of $21.9 million and adjusted operating loss of $17.4 million, which excluded $4.5 million of pre-tax charges.

Cash and cash equivalents as of December 31, 2016 increased from the third quarter by $1.4 million to $91.5 million primarily due to $3.5 million of positive operating cash flow.

Adjusted free cash flow was $2.5 million before approximately $0.4 million of restructuring payments, compared to negative adjusted free flow of $5.7 million in the prior quarter. The sequential increase was primarily caused by lower operating losses, inventory reductions, higher collections and tax refunds.

Products Segment

•	Revenue for Q4 2016 was $18.8 million, a $1.8 million, or 11% increase from Q3 2016 and a $6.7 million, or 26% decrease from Q4 2015.

◦	Product sales for Q4 2016 included 6 top drive units (4 new and 2 used) and 2 used catwalks, compared to 3 units (3 new and 0 used) sold in Q3 2016 and 17 units (6 new and 11 used) sold in Q4 2015.

◦	There were 116 top drives in our rental fleet at the end of the fourth quarter with a utilization of 18%, down from 118 at the end of the third quarter.

•
U.S. GAAP operating loss before adjustments in the Products segment for Q4 2016 was $5.3 million, or 28% of sales, a $2.1 million, or 28% improvement from Q3 2016. Fourth quarter operating loss and operating margin after adjustments were $1.6 million and (9)%, respectively. This sequential increase in profitability was due primarily to an increase in aftermarket sales and a more profitable mix of product sales.

•
At December 31, 2016, top drive backlog was 10 units, with a total potential value of $9.3 million, compared to 9 units at September 30, 2016, with a potential value of $7.8 million. This compares to a backlog of 8 units at December 31, 2015, with a potential value of $7.2 million. Today, our top drive backlog stands at 9 units with a potential value of $8.1 million.

Tubular Services Segment

•
Revenue for Q4 2016 was $16.5 million, a $3.1 million, or 23% increase from Q3 2016 and a $10.2 million, or 38% decrease from Q4 2015. This sequential increase was driven primarily by higher activity in both U.S. land and offshore markets.

•
U.S. GAAP operating loss before adjustments in the Tubular Services segment for Q4 2016 was $6.9 million, a $1.1 million or 14% improvement from Q3 2016. Fourth quarter operating loss and operating margin after adjustments were $5.3 million and (32)%, respectively. Incremental profitability benefited from higher land accessory sales and higher offshore activity in the Gulf of Mexico.

Other Segments and Expenses

•
Research and engineering U.S. GAAP costs for Q4 2016 were $1.5 million, compared to $1.2 million in Q3 2016 and $2.2 million in Q4 2015. We continue to invest in the development, commercialization, and enhancement of our proprietary technologies.

•
Corporate and other U.S. GAAP costs for Q4 2016 were $5.2 million, flat from Q3 2016 and a $1.4 million, or 21%, decrease from Q4 2015. On an adjusted basis, the Q4 2016 costs decreased by $0.3 million and $0.9 million from Q3 2016 and Q4 2015, respectively.

•
Net foreign exchange losses for Q4 2016 were $1.1 million, primarily from the devaluation of the Egyptian pound, compared to $0.4 million in Q3 2016 and $8.6 million in Q4 2015. The largest foreign exchange losses in Q4 2015 were from Latin America.

•	The effective tax rate for Q4 2016 was a 1% benefit compared to a 2% benefit in each of Q3 2016 and Q4 2015.

•	Total capital expenditures were $2.6 million in Q4 2016, primarily for offshore tubular services equipment, partially offset by asset sale proceeds of $1.2 million.

Outlook

While North America rig count is expected to continue to increase during 2017, weakness in international and offshore markets is anticipated to continue. We see some opportunities to start to increase pricing in North America, however prevalent overcapacity will likely limit pricing power throughout 2017. We are also facing risks that cost escalation, which includes labor inflation and shortages, incremental logistics and equipment reactivation will exceed price increases in the short term.

In the first quarter of 2017;

•
Products revenue is expected to be higher sequentially from higher new top drive sales, partially offset by lower rental utilization in certain markets. Aftermarket revenue is expected to increase slightly following recent increases in quoting activity. Products adjusted operating loss is expected to be approximately flat sequentially.

•
Tubular Services revenue and adjusted operating loss are expected to be flat to down sequentially as increased North America land activity is offset by reduced international land activity and lower offshore activity and the impact of cost escalation.

•	Corporate and R&E expenses are expected to increase sequentially in the first quarter as we restore certain employee costs and benefit plans to remain competitive in a tightening labor market.

•
As a result, adjusted EBITDA loss is expected to be slightly higher sequentially in the first quarter. We also expect cash levels to decline due to operating losses, U.S. property taxes and restructuring payments.

For the full year of 2017, our objective is to pursue opportunities for higher new product and aftermarket sales as well as increased land and offshore tubular services activity. However, our incremental profitability will be highly dependent on securing increased pricing, managing cost escalation risks and increasing the adoption of our higher margin new products and services.

"During the fourth quarter and through this quarter, we have made continued progress on several key initiatives, including CDS™ Evolution adoption, top drive performance upgrades and ARC™ contracts. Customer interest in offerings that reduce cost and improve drilling performance continues to increase,” Mr. Assing said. “In addition, we committed to additional restructuring actions starting in the fourth quarter to reduce our fixed cost structure.”

“Within Products, we recently performed our first field trial of the Pipe Drive system and are making certain enhancements as we prepare for the next upcoming field trial. With ARC, we continued to increase the number of contracted installations in established markets with customer trials in new international markets ongoing. Finally, we booked several top drive performance upgrade jobs that will begin shipping in the first quarter.”

“In Tubular Services, we sequentially increased the revenue from CDS Evolution in our targeted trial U.S. markets. We also performed additional field trials of our new multi-plug launcher, which is planned to go into full production in the second quarter. Global markets are increasingly understanding the value proposition of automated casing running, growing our opportunities for new and used CDS sales along with our service offering.”

“As the market begins to recover, we remain highly focused on returning to a quarterly breakeven EBITDA run rate while minimizing cash usage over the next several quarters. To accomplish this, our core strategic priority continues to be to leverage our existing platform by: 1) growing CDS land Evolution adoption and gaining offshore Tubular Services market share, 2) accelerating all AMSS offerings as rigs reactivate, 3) commercializing our new pipe handling products, and 4) increasing the market share and features of our ARC platform. At the same time, we must carefully manage the ramp-up risks related to safety, quality, cost escalation and working capital management. We are prepared to take on these challenges and again thank our shareholders for their support during this very difficult market," Mr. Assing concluded.

Conference Call

The Company will conduct a conference call to discuss its results for the fourth quarter of 2016 on February 28 at 9:00 a.m. Central Time. To participate in the conference call, dial 1-877-407-0672 inside the U.S. or 1-412-902-0003 outside the U.S. approximately 10 minutes prior to the scheduled start time. The conference call and all questions and answers will be recorded and made available until March 14. To listen to the replay, call 1-877-660-6853 inside the U.S. or 1-201-612-7415 outside the U.S. and enter conference ID 13654977#.

The conference call will be webcast live as well as by replay at the Company's web site, www.tescocorp.com. Listeners may access the call through the "Conference Calls" link in the Investors section of the site.

TESCO Corporation is a global leader in the design, manufacture and service of technology based solutions for the upstream energy industry. The Company's strategy is to change the way people drill wells by delivering safer and more efficient solutions that add real value by reducing the costs of drilling for and producing oil and natural gas. TESCO® is a registered trademark in the United States, Canada and the European Union.

For further information please contact:
Chris Boone (713) 359-7000
TESCO Corporation

Caution Regarding Forward-Looking Information and Risk Factors

This news release contains forward-looking statements within the meaning of Canadian and United States securities laws, including the United States Private Securities Litigation Reform Act of 1995. From time to time, our public filings, press releases and other communications (such as conference calls and presentations) will contain forward-looking statements. Forward-looking information is often, but not always identified by the use of words such as "anticipate," "believe," "expect," "plan," "intend," "forecast," "target," "project," "may," "will," "should," "could," "estimate," "predict" or similar words suggesting future outcomes or language suggesting an outlook. Forward-looking statements in this press release include, but are not limited to, statements with respect to expectations of our prospects, future revenue, earnings, activities and technical results.

Forward-looking statements and information are based on current beliefs as well as assumptions made by, and information currently available to, us concerning anticipated financial performance, business prospects, strategies and regulatory developments. Although management considers these assumptions to be reasonable based on information currently available to it, they may prove to be incorrect. The forward-looking statements in this news release are made as of the date it was issued and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks that outcomes implied by forward-looking statements will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause the actual results to differ materially from the beliefs, plans, objectives, expectations and anticipations, estimates and intentions expressed in such forward-looking statements.

These risks and uncertainties include, but are not limited to, the impact of: levels and volatility of oil and gas prices; cyclical nature of the energy industry and credit risks of our customers; fluctuations of our revenue and earnings; operating hazards inherent in our operations; changes in governmental regulations, including those related to the climate and hydraulic fracturing; consolidation or loss of our customers; the highly competitive nature of our business; technological advancements and trends in our industry, and improvements in our competitors’ products; global economic and political environment, and financial markets; terrorist attacks, natural disasters and pandemic diseases; our presence in international markets, including political or economic instability, currency restrictions and trade and economic sanctions; cybersecurity incidents; protecting and enforcing our intellectual property rights; changes in, or our failure to comply with, environmental regulations; restrictions under our credit facility that that may limit our ability to finance future operations or capital needs and could accelerate our debt payments; failure of our manufactured products and claims under our product warranties; availability of raw materials, component parts and finished products to produce our products, and our ability deliver the products we manufacture in a timely manner; retention and recruitment of a skilled workforce and key employees; and ability to identify and complete acquisitions. These risks and uncertainties may cause our actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. When relying on our forward-looking statements to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events.

Copies of our Canadian public filings are available through www.TESCOcorp.com and on SEDAR at www.sedar.com. Our U.S. public filings are available at www.sec.gov and through www.TESCOcorp.com.

The risks included here are not exhaustive. Refer to "Part I, Item 1A - Risk Factors" in our most recent Annual Report on Form 10-K for further discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such factors, nor to assess the impact such factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

TESCO CORPORATION
Condensed Consolidated Statements of Income
(in millions, except per share information)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(Unaudited)
Revenue	$35.3	$52.2	$134.7	$279.7
Operating expenses
Cost of sales and services	43.2	70.9	178.0	296.6
Selling, general and administrative	9.5	12.0	30.2	41.9
Goodwill impairment	—	34.4	—	34.4
Long-lived asset impairments	—	—	35.5	—
Research and engineering	1.5	2.2	5.8	9.2
	54.2	119.5	249.5	382.1
Operating loss	(18.9)	(67.3)	(114.8)	(102.4)
Interest expense (income), net	(0.1)	0.5	0.3	1.3
Foreign exchange loss	1.1	8.6	2.7	15.1
Other expense (income)	—	(0.1)	0.2	(0.3)
Loss before income taxes	(19.9)	(76.3)	(118.0)	(118.5)
Income tax provision (benefit)	0.2	1.8	(0.1)	15.3
Net loss	$(20.1)	$(78.1)	$(117.9)	$(133.8)
Loss per share:
Basic	$(0.43)	$(2.00)	$(2.73)	$(3.43)
Diluted	$(0.43)	$(2.00)	$(2.73)	$(3.43)
Dividends per share:
Basic	$—	$0.05	$—	$0.20
Weighted average number of shares (millions):
Basic	46.5	39.1	43.2	39.0
Diluted	46.5	39.1	43.2	39.0

TESCO CORPORATION
Condensed Consolidated Balance Sheets
(in millions)

	December 31, 2016	December 31, 2015

Assets
Current assets
Cash and cash equivalents	$91.5	$51.5
Accounts receivable trade, net	33.3	64.3
Inventories, net	76.2	95.5
Other current assets	20.0	25.2
Total current assets	221.0	236.5
Property, plant and equipment, net	120.7	177.7
Other assets	2.6	7.5
Total assets	$344.3	$421.7
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	13.5	14.3
Accrued and other current liabilities	17.1	27.2
Income taxes payable	2.1	1.4
Total current liabilities	32.7	42.9
Other liabilities	1.6	2.2
Deferred income taxes	0.4	1.6
Shareholders' equity	309.6	375.0
Total liabilities and shareholders’ equity	$344.3	$421.7

TESCO CORPORATION
Consolidated Statement of Cash Flows
(in millions)

	For the years ended December 31,
	2016	2015
Operating Activities
Net loss	$(117.9)	$(133.8)
Adjustments to reconcile net loss to cash used in operating activities
Depreciation and amortization	29.3	38.1
Stock compensation expense	5.0	3.5
Bad debt expense	3.8	3.1
Deferred income taxes	(0.2)	10.2
Amortization of financial items	0.4	0.3
Gain on sale of operating assets	(1.3)	(1.8)
Goodwill impairment	—	34.4
Long-lived asset impairments	35.5	—
Changes in the fair value of contingent earn-out obligations	(0.1)	(0.9)
Changes in operating assets and liabilities:
Accounts receivable trade, net	27.0	61.5
Inventories	19.2	19.4
Prepaid and other current assets	5.1	7.6
Accounts payable and accrued liabilities	(12.0)	(41.3)
Income taxes payable (recoverable)	2.9	(7.1)
Other noncurrent assets and liabilities, net	1.2	0.2
Net cash used in operating activities	(2.1)	(6.6)
Investing Activities
Additions to property, plant and equipment	(7.1)	(15.3)
Proceeds on sale of operating assets	4.1	6.7
Other, net	—	1.7
Net cash used in investing activities	(3.0)	(6.9)
Financing Activities
Proceeds from exercise of stock options	—	0.3
Dividend distribution	—	(7.8)
Proceeds from stock issuance	47.9	—
Equity issuance costs	(0.3)	—
Changes in restricted cash	(2.5)	—
Net cash provided by (used in) financing activities	45.1	(7.5)
Change in cash and cash equivalents	40.0	(21.0)
Cash and cash equivalents, beginning of period	51.5	72.5
Cash and cash equivalents, end of period	$91.5	$51.5
Supplemental cash flow information
Cash payments for interest	$0.4	$0.5
Cash payments (refunds) for income taxes	(1.8)	16.1
Property, plant and equipment accrued in accounts payable	2.1	1.0

TESCO CORPORATION
Segment Results
(in millions, except per share information)

	Three Months Ended December 31,		Three Months Ended September 30,	Year Ended December 31,
	2016	2015	2016	2016	2015
Segment revenue	(Unaudited)		(Unaudited)
Products
Sales	$4.8	$8.1	$4.4	$21.8	$45.0
Rental services	6.7	9.9	7.1	26.2	61.7
Aftermarket sales and service	7.3	7.5	5.5	24.9	39.0
	18.8	25.5	17.0	72.9	145.7
Tubular Services
Land	9.6	19.0	7.7	36.0	94.0
Offshore	4.8	6.6	4.1	20.6	32.6
CDS, Parts & Accessories	2.1	1.1	1.6	5.2	7.4
	16.5	26.7	13.4	61.8	134.0

Consolidated revenue	$35.3	$52.2	$30.4	$134.7	$279.7

Segment operating loss:
Products	$(5.3)	$(16.7)	$(7.4)	$(54.6)	$(18.9)
Tubular Services	(6.9)	(41.8)	(8.0)	(30.2)	(46.1)
Research and Engineering	(1.5)	(2.2)	(1.2)	(5.8)	(9.2)
Corporate and Other	(5.2)	(6.6)	(5.3)	(24.2)	(28.2)
Operating loss	$(18.9)	$(67.3)	$(21.9)	$(114.8)	$(102.4)

U.S. GAAP consolidated net loss	$(20.1)	$(78.1)	$(22.1)	$(117.9)	$(133.8)
U.S. GAAP loss per share (diluted)	$(0.43)	$(2.00)	$(0.48)	$(2.73)	$(3.43)

Adjusted EBITDA(a) (as defined)	$(4.4)	$(2.0)	$(9.1)	$(28.7)	$8.3
________________________

(a)	See explanation of Non-GAAP measure.

Non-GAAP Measures

Our management reports our financial statements in accordance with United States Generally Accepted Accounting Principles ("U.S. GAAP") but evaluates our performance based on non-GAAP measures as defined under the SEC's Regulation G. These measures may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Non-GAAP measures should not be considered in isolation or as substitutes for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

 Our management uses Non-GAAP measures:

•	to assess the performance of the Company’s operations;

•	as a method used to evaluate potential acquisitions;

•	in presentations to our Board of Directors to enable them to have the same consistent measurement basis of operating performance used by management; and

•	in communications with investors, analysts, lenders, and others concerning our financial performance.

TESCO CORPORATION
Non-GAAP Measure - Adjusted EBITDA (1) (Unaudited)
 (in millions)

	Three Months Ended December 31,		Three Months Ended September 30,	Year Ended December 31,
	2016	2015	2016	2016	2015
Net loss under U.S. GAAP	$(20.1)	$(78.1)	$(22.1)	$(117.9)	$(133.8)
Income tax expense (benefit)	0.2	1.8	(0.6)	(0.1)	15.3
Depreciation and amortization	6.8	9.0	7.3	29.3	38.1
Interest expense	—	0.5	0.2	0.8	1.3
Stock compensation expense—non-cash	1.8	0.5	1.1	5.0	3.5
Severance & restructuring charges	2.3	3.6	1.0	9.2	10.9
Bad debt from certain accounts	3.1	3.2	0.3	3.7	3.6
Foreign exchange loss	1.1	8.6	0.3	2.7	15.1
Asset sale reserves	—	—	(0.5)	(3.5)	—
Venezuela charges	—	0.5	—	—	0.5
Warranty & legal reserves	(0.4)	0.3	0.7	1.0	1.6
Inventory reserves	0.8	13.5	3.1	5.2	16.3
Long-lived asset impairments	—	—	—	35.5	—
Credit facility costs	—	—	0.1	0.4	—
Goodwill impairment	—	34.4	—	—	34.4
Financial revision costs	—	0.2	—	—	1.5
Adjusted EBITDA	$(4.4)	$(2.0)	$(9.1)	$(28.7)	$8.3

(1)
Adjusted EBITDA consists of earnings (net income or loss) attributable to TESCO before interest expense, income tax expense (benefit), depreciation and amortization, severance and restructuring charges, foreign exchange gains or losses, noted income or charges from certain accounts, non-cash stock compensation, non-cash impairments and other non-cash items.

We believe Adjusted EBITDA is useful to an investor in evaluating our operating performance because:

•
it is widely used by investors in our industry to measure a company's operating performance without regard to items such as interest expense, income tax expense (benefit), depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, severance and restructuring charges, financing methods, capital structure and the method by which assets were acquired;

•
it helps investors more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest), merger and acquisition transactions (primarily gains/losses on sale of a business), and asset base (primarily depreciation and amortization) and actions that do not affect liquidity (stock compensation expense and non-cash impairments) from our operating results; and

•
it helps investors identify items that are within our operational control. Depreciation and amortization charges, while a component of operating income, are fixed at the time of the asset purchase in accordance with the depreciable lives of the related asset and as such are not a directly controllable period operating charge.

TESCO CORPORATION
Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Loss) (2) (Unaudited)
 (in millions. except earnings per share data)

	Three Months Ended December 31,		Three Months Ended September 30,	Year Ended December 31,
	2016	2015	2016	2016	2015
Net loss under U.S. GAAP	$(20.1)	$(78.1)	$(22.1)	$(117.9)	$(133.8)
Severance & restructuring charges	2.2	3.1	1.0	8.8	8.8
Bad debt on certain accounts	3.1	3.1	0.3	3.7	3.4
Certain foreign exchange losses	1.1	8.3	0.2	2.6	13.2
Asset sale reserves	—	—	(0.5)	(3.5)	—
Venezuela charges	—	0.4	—	—	0.4
Warranty & legal reserves	(0.4)	0.3	0.7	1.0	1.3
Inventory reserves	0.8	13.1	2.9	5.0	15.9
Long-lived asset impairments	—	—	—	35.5	—
Credit facility costs	—	—	0.2	0.5	—
Goodwill impairment	—	30.1	—	—	30.1
Financial revision costs	—	0.2	—	—	1.0
Certain tax-related charges	—	6.1	—	—	22.5
Adjusted net loss	$(13.3)	$(13.4)	$(17.3)	$(64.3)	$(37.2)

Diluted loss per share under U.S. GAAP	$(0.43)	$(2.00)	$(0.48)	$(2.73)	$(3.43)
Severance & restructuring charges	0.05	0.08	0.02	0.20	0.23
Bad debt on certain accounts	0.07	0.08	0.01	0.09	0.09
Certain foreign exchange losses	0.02	0.21	—	0.06	0.34
Asset sale reserves	—	—	(0.01)	(0.08)	—
Venezuela charges	—	0.01	—	—	0.01
Warranty & legal reserves	(0.01)	0.01	0.02	0.02	0.03
Inventory reserves	0.02	0.34	0.07	0.12	0.41
Long-lived asset impairments	—	—	—	0.82	—
Credit facility costs	—	—	—	0.01	—
Goodwill impairment	—	0.77	—	—	0.77
Financial revision costs	—	0.01	—	—	0.03
Certain tax-related charges	—	0.16	—	—	0.58
Adjusted diluted loss per share	$(0.28)	$(0.33)	$(0.37)	$(1.49)	$(0.94)

(2)
Adjusted net income (loss) is a non-GAAP measure comprised of net income (loss) attributable to TESCO excluding the impact of severance and restructuring charges, non-cash impairments, noted income or charges from certain accounts and certain tax-related charges.

We believe adjusted net income (loss) is useful to an investor in evaluating our operating performance because:

•	it is a consistent measure of the underlying results of the Company’s business by excluding items that could mask the Company's operating performance;

•
it is widely used by investors in our industry to measure a company's operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluding items to be outside of the Company's normal operating results; and

•	it helps investors identify and analyze underlying trends in the business.

TESCO CORPORATION
Non-GAAP Measure - Adjusted Operating Income (Loss)(3) (Unaudited)
 (in millions)

	Three Months Ended December 31, 2016
	Products	Tubular Services	Research & Engineering	Corporate & Other	Total
Operating loss under U.S. GAAP	$(5.3)	$(6.9)	$(1.5)	$(5.2)	$(18.9)
Severance & restructuring charges	0.3	1.5	0.2	0.3	2.3
Bad debt on certain accounts	3.1	—	—	—	3.1
Warranty & legal reserves	(0.4)	—	—	—	(0.4)
Inventory reserves	0.7	0.1	—	—	0.8
Adjusted operating loss	$(1.6)	$(5.3)	$(1.3)	$(4.9)	$(13.1)

	Three Months Ended December 31, 2015
	Products	Tubular Services	Research & Engineering	Corporate & Other	Total
Operating loss under U.S. GAAP	$(16.7)	$(41.8)	$(2.2)	$(6.6)	$(67.3)
Severance & restructuring charges	1.5	1.4	0.1	0.6	3.6
Inventory reserves	11.2	2.3	—	—	13.5
Bad debt on certain accounts	2.0	1.2	—	—	3.2
Warranty & legal reserves	0.3	—	—	—	0.3
Venezuela charges	0.4	0.1	—	—	0.5
Goodwill impairment	1.7	32.7	—	—	34.4
Financial revision costs	—	—	—	0.2	0.2
Adjusted operating income (loss)	$0.4	$(4.1)	$(2.1)	$(5.8)	$(11.6)

	Three Months Ended September 30, 2016
	Products	Tubular Services	Research & Engineering	Corporate & Other	Total
Operating loss under U.S. GAAP	$(7.4)	$(8.0)	$(1.2)	$(5.3)	$(21.9)
Severance & restructuring charges	—	0.8	—	—	0.8
Bad debt on certain accounts	0.3	—	—	—	0.3
Warranty & legal reserves	0.7	—	—	—	0.7
Asset sale reserves	(0.4)	(0.1)	—	—	(0.5)
Inventory reserves	3.0	0.1	—	—	3.1
Credit facility costs	—	—	—	0.1	0.1
Adjusted operating loss	$(3.8)	$(7.2)	$(1.2)	$(5.2)	$(17.4)

	Year Ended December 31, 2016
	Products	Tubular Services	Research & Engineering	Corporate & Other	Total
Operating loss under U.S. GAAP	$(54.6)	$(30.2)	$(5.8)	$(24.2)	$(114.8)
Severance & restructuring charges	1.7	6.6	0.2	0.5	9.0
Bad debt on certain accounts	3.7	—	—	—	3.7
Warranty & legal reserves	0.3	0.7	—	—	1.0
Asset sale reserves	(1.2)	(2.3)	—	—	(3.5)
Inventory reserves	4.7	0.5	—	—	5.2
Long-lived asset impairments	33.6	—	—	1.9	35.5
Credit facility costs	—	—	—	0.2	0.2
Adjusted operating loss	$(11.8)	$(24.7)	$(5.6)	$(21.6)	$(63.7)

	Year Ended December 31, 2015
	Products	Tubular Services	Research & Engineering	Corporate & Other	Total
Operating loss under U.S. GAAP	$(18.9)	$(46.1)	$(9.2)	$(28.2)	$(102.4)
Severance & restructuring charges	5.5	3.9	0.1	1.4	10.9
Bad debt on certain accounts	2.4	1.2	—	—	3.6
Warranty & legal reserves	1.6	—	—	—	1.6
Inventory reserves	13.4	2.9	—	—	16.3
Venezuela charges	0.4	0.1	—	—	0.5
Goodwill impairment	1.7	32.7	—	—	34.4
Financial revision costs	—	—	—	1.5	1.5
Adjusted operating income (loss)	$6.1	$(5.3)	$(9.1)	$(25.3)	$(33.6)

(3)
Adjusted operating income (loss) is a non-GAAP measure comprised of operating income (loss) attributable to TESCO excluding the impact of severance and restructuring charges, non-cash impairments and noted income or charges from certain accounts. Management uses adjusted operating income (loss) as a measure of the performance of the Company’s operations.

We believe adjusted operating income (loss) is useful to an investor in evaluating our operating performance because:

•	it is a consistent measure of the underlying results of the Company’s business by excluding items that could mask the Company's operating performance;

•
it is widely used by investors in our industry to measure a company's operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluding items to be outside of the Company's normal operating results; and

•	it helps investors identify and analyze underlying trends in the business.

TESCO CORPORATION
Non-GAAP Measure - Free Cash Flow(4) (Unaudited)
 (in millions)

	Three Months Ended December 31, 2016	Three Months Ended September 30, 2016	Year Ended December 31, 2016
Net cash provided by (used in) operating activities	$3.5	$(4.3)	$(2.1)
Capital expenditures	(2.6)	(2.5)	(7.1)
Proceeds on asset sales	1.2	0.3	4.1
Free cash flow	2.1	(6.5)	(5.1)
Severance & restructuring payments	(0.4)	(0.8)	(7.8)
Adjusted free cash flow	$2.5	$(5.7)	$2.7

(4)
Free cash flow is a non-GAAP measure comprised of cash flow from operations, capital expenditures and proceeds on asset sales. Adjusted free cash flow excludes the impact of severance and restructuring payments.

We believe free cash flow is useful to an investor in evaluating our operating performance because:

•	it measures the Company's ability to generate cash;

•	it is widely used by investors in our industry to measure a company's cash flow performance; and

•	it helps investors identify and analyze underlying trends in the business.